Exhibit 23.2






INDEPENDENT AUDITORS' CONSENT



We consent to the incorporation by reference in the Registration Statement of California Energy Company, Inc. on Form S-4 of our report dated March 18, 1994, on our audits of the consolidated financial statements and consolidated financial statement schedules of Magma Power Company and subsidiaries as of December 31, 1993 and 1992 and for the years ended December 31, 1993, 1992 and 1991 included in the Annual Report on Form 10-K and to the incorporation by reference of our report dated May 6, 1993 on our audits of the Statement of Net Assets Acquired as of March 31, 1993 and Historical Summaries of Gross Revenues and Direct Operating Expenses included on Form 8-K for each of the three years in the period ended December 31, 1992 of the Imperial Valley Geothermal Interests (acquired by Magma Power Company from Union Oil Company of California). We also consent to the reference to our Firm under the caption "Experts".



/s/ COOPERS & LYBRAND L.L.P.
COOPERS & LYBRAND L.L.P.

San Diego, California
December 22, 1994